Exhibit 10.19

GALAXY DIGITAL HOLDINGS GP LLC

April 1, 2020

Christopher Ferraro

Re: Grant of Class B Units

Galaxy Digital Holdings GP LLC (the “General Partner”), in its capacity as general partner of Galaxy Digital Holdings LP (the “Partnership”), is pleased to confirm the following award terms to you. Capitalized terms used but not defined in this letter will have the meanings assigned in the Third Amended and Restated Limited Partnership Agreement of the Partnership (the “Limited Partnership Agreement”), a copy of which has previously been provided to you and is also attached as Schedule 1.

1.	Class B Units. Provided that you sign and return this letter, you are hereby granted the number of Class B Units indicated on the signature page (“Award Units”), of none are Subtype R Class B Units (“Standard Units”) and 315,000 are Subtype P Class B Units (“Profits Interest Units”). Your Award Units are subject to the terms of this letter and the Limited Partnership Agreement.

2.	Admission to the Partnership as a Class B Limited Partner. Subject to you having signed and returned this letter, the General Partner hereby admits you to the Partnership as a Class B Limited Partner and you hereby accept such admission with effect from the date hereof and the parties hereto hereby agree to be bound by the terms of the Limited Partnership Agreement as if you had been an original party thereto with the benefit of all of the rights and obligations of a limited partner under the Limited Partnership Agreement, and you will be eligible to participate in the profits and losses of the Partnership as provided in the Limited Partnership Agreement and this letter.

You represent that you have read, and you agree to join and be bound by, the Limited Partnership Agreement, including any applicable transfer restrictions, and hereby confirm the grant of the power of attorney to the General Partner in such manner as set out in Section 13.4 of the Limited Partnership Agreement as if it were set out in this letter in full. You hereby irrevocably constitute and appoint the General Partner as your true and lawful agent and attorney-in-fact with full power to make, execute, deliver, sign, swear to, acknowledge and file all certificates and other instruments necessary to carry out the provisions of the Limited Partnership Agreement or to admit you as a Class B Limited Partner and, in connection therewith, to complete any relevant details and schedules of and to the Limited Partnership Agreement.

3.	Section 83(b) Election and Spousal Consent.

3.1	Section 83(b) Election. Within 30 days of today’s date, on your behalf, we will file a protective election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) in respect of your Profits Interest Units, in the form attached as Annex A (the “83-b Form”). You hereby agree that you will promptly (a) provide any information reasonably requested to fill out the 83(b) Form and (b) execute the completed 83(b) Form. In addition, you will submit to the Internal Revenue Service a copy of the election with your tax return for the current taxable year. You hereby agree and acknowledge that your compliance with this covenant is essential to the Company’s willingness to grant you the Award Units.

3.2	Consent by Spouse. If you are or become married (and not formally separated with an agreed-upon division of assets) and are subject to the community property laws of any State, you must deliver an executed Consent by Spouse in the form attached as Annex B at the time of the execution of this letter, or at such later time as you become married. You hereby agree and acknowledge that your compliance with this covenant is essential to the Company’s willingness to grant you the Award Units.

4.	Vesting.

4.1	Generally. Your Award Units will vest in the amounts and on the vesting date (each, a “Vesting Date”) as set forth in the table below, in each case subject to your continued employment with the Partnership on the applicable Vesting Date.

Vesting Date	Award Units That Will Vest
September 1, 2020	50% of your Profits Interest Units
September 1, 2021	The remaining 50% of your Profits Interest Units

4.2	Termination Treatment. In the event of a termination of your employment with the Partnership, the following rules will apply:

Type of Termination	Vesting Treatment of Award Units
By the Partnership for Cause	All Award Units, whether vested or unvested, will be forfeited on the date of your termination of employment with the Partnership or any affiliate thereof (the Termination Date
By the Partnership without Cause, or by you for Good Reason	As of the day immediately prior to the Termination Date, the tranche of Award Units scheduled to vest on the Vesting Date immediately following the Termination Date will vest.
As a result of death or disability	As of the day immediately prior to the Termination Date, all unvested Award Units will vest.

Type of Termination	Vesting Treatment of Award Units
By the Partnership without Cause, or by you for Good Reason, in each case, within two years following a Change in Control	As of the day immediately prior to the Termination Date, all unvested Award Units will vest.

For the avoidance of doubt, if you are placed on garden leave, the Termination Date will be the date of the termination of your employment at the end of such garden leave period.

In addition to the foregoing vesting treatment, upon any termination of employment other than a termination by the Partnership for Cause, as of the day immediately prior to the Termination Date (and after giving effect to the vesting treatment described in the table above) (i) all vested Standard Units will be exchanged automatically for shares of common stock of Galaxy Digital Holdings Ltd. (“PubCo,” and such shares the “Shares”) in accordance with Article 5 of the Limited Partnership Agreement and the Exchange Terms thereunder, (ii) all vested Profits Interest Units that are “Fully Caught Up” as provided in Section 11.1(c) of the Limited Partnership Agreement will be exchanged automatically for Shares in accordance with Article 5 of the Limited Partnership Agreement and the Exchange Terms of the Limited Partnership Agreement and (iii) all of your vested Profits Interest Units that are not “Fully Caught Up” (the “Non-Caught Up Units”) will be exchanged in the aggregate for a number of Shares, rounded down to the nearest whole Share, equal to the product of (i) the number of Shares that would be received if the Non-Caught Up Units were Fully Caught Up and were exchanged in accordance with Article 5 of the Limited Partnership Agreement and the Exchange Terms of the Limited Partnership Agreement, multiplied by (ii) the Capital Account Fraction, where the “Capital Account Fraction” is the quotient of (A) the value of the total capital account corresponding to the Non-Caught Up Units divided by (B) the value of the total capital account corresponding to a number of Class B Units, other than Profits Interest Units, equal to the number of Non-Caught Up Units.

4.3	Definitions. For purposes of this letter:

(a)	“Cause” will have the meaning set forth in an offer letter, employment agreement or other written agreement between you and the Partnership (or any of its affiliates) or, if there is no such agreement which defines Cause, Cause will mean your (A) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (B) failure to substantially perform your responsibilities for the Partnership after notice and 30 days to cure (other than such failure resulting from your incapacity due to physical or mental illness); (C) material breach of any of the Partnership’s written policies; (D) breach of any restrictive covenant applicable to you; or (E) gross misconduct or negligence that is or may reasonably be expected to have a material adverse effect on the reputation, business or interests of the Partnership.

(b)	“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any of the following events:

(i)	any transaction (other than a transaction described in clause (B) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Partnership representing 30% or more of the aggregate voting power of all of the Partnership’s then issued and outstanding securities entitled to vote in the election of directors or managers of the General Partner; provided that the event described in this clause (A) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of securities of the Class A Limited Partner by any person who is (or was) a holder of limited partnership units of the Partnership prior, or pursuant, to the Plan of Arrangement;

(ii)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Partnership and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the Limited Partners immediately prior thereto do not beneficially own, directly or indirectly, either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (ii) more than 50% of the combined outstanding voting power of the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the combined outstanding voting power of the surviving or resulting entity in such arrangement, amalgamation, merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Partnership immediately prior to such transaction;

(iii)	the sale, lease, exchange, license or other disposition of all or substantially all of the Partnership’s assets to a person other than (i) a disposition to a Person that was an Affiliate of the Partnership at the time of such sale, lease, exchange, license or other disposition or (ii) a sale, lease, exchange, license or other disposition to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by Limited Partners in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Partnership immediately prior to such sale, lease, exchange, license or other disposition; or

(iv)	any other event or circumstance that the GP Board determines in its discretion constitutes a “Change in Control”;

(c)	“Good Reason” will have the meaning set forth in an offer letter, employment agreement or other written agreement between you and PubCo (or any of its subsidiaries) or, if there is no such agreement which defines Good Reason, Good Reason will mean (A) a material reduction by the Partnership in your base salary or annual target bonus opportunity; (B) a diminution in your title, duties or responsibilities; or (C) a relocation of your location of employment to more than 35 miles from your principal place of employment; provided that any such event will not constitute Good Reason unless (x) you provide the Partnership with written notice of the event giving rise to Good Reason within 30 days following the occurrence of such event, (y) the Partnership fails to cure such event within 30 days after receipt of such notice and (z) you terminate your employment within 90 days following the occurrence of such event.

5.	Your Representations and Warranties to the Partnership and the Group. The Partnership is a private business in which only certain sophisticated persons are eligible to become Limited Partners. In addition, the Partnership has taken steps to rely on the exemption from registration under Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Accordingly, to establish your eligibility, and in addition to the representations and warranties in the Limited Partnership Agreement, you acknowledge, represent and warrant to the Partnership as follows:

5.1	You are accepting your Award Units for your own account, for investment and not with a view to the resale or distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”) or other applicable securities laws. You have not entered into any agreement or arrangement to, and you agree that you will not, sell, hedge, pledge or otherwise transfer your Award Units. You understand that your Award Units are compensatory in nature.

5.2	You have such knowledge and experience in financial and investment matters and in other business matters that you are capable of evaluating the merits and risks of your Award Units. In addition, you have a business relationship with the Partnership that is of a nature to make you aware of the business and financial circumstances of the Partnership. Your financial condition is such that you have no need for liquidity with respect to your Award Units and no need to dispose of them to satisfy any existing or contemplated undertaking or indebtedness. You understand that your Award Units are a speculative investment that involves a high degree of risk of loss (or of never having any value), and you acknowledge that you have adequate means of providing for your current needs and possible contingencies and are financially able to withstand the loss of the entire value of your Award Units (or, again, their never having any value).

5.3	You acknowledge that there is and will be no public market for your Award Units. You understand that your Award Units have not been and will not be registered under the Securities Act and that you will therefore not be afforded most of the protections of the Securities Act.

5.4	You are an “accredited investor” as defined in Regulation D under the Securities Act (an “Accredited Investor”).

5.5	You are a “knowledgeable employee” as defined in Rule 3c-5 under the U.S. Investment Company Act (a “Knowledgeable Employee”).

5.6	You understand and agree that neither the Partnership nor PubCo is making any representation or warranty with respect to the Partnership or PubCo or their respective business or prospects or the potential value of your Award Units.

You agree to notify the Partnership promptly if, at any time, one or more of these representations and warranties ceases to be true.

6.	Transferability of Award Units and Shares

6.1	No Award Unit is transferable in any manner except that, (i) upon vesting, an Award Unit is exchangeable for a Share in accordance with Article 5 of the Limited Partnership Agreement and the Exchange Terms, (ii) upon vesting, a Standard Unit and a Fully Caught Up Profits Interest Unit may be transferred in connection with a Tag-Along Offer in accordance with the terms of Section 3.6(b) of the Limited Partnership Agreement, and (iii) all Award Units may be transferred in connection with a Drag Along Offer in accordance with the terms of Section 3.6(e) of the Limited Partnership Agreement. Any other transfer of an Award Unit is void unless approved by the GP Board.

6.2	Shares issued pursuant to the exercise of your exchange right under the Exchange Terms may only be issued if you are a “Qualified Purchaser” as defined in Section 2(a)(51) of the Investment Company Act (a “Qualified Purchaser”) or a Knowledgeable Employee at the time of issuance; provided that, in the case of the exchange upon your death, the automatic exchange will be deemed to be made by you at the time you were an employee of the Partnership or any subsidiary thereof.

6.3	Any Shares issued upon exchange of an Award Unit will be issued in certificated form.

6.4	The Shares issued upon exchange of an Award Unit pursuant to Article 5 of the Limited Partnership Agreement will be restricted shares, meaning that such Shares may only be transferred by you (or any other person receiving such Shares upon exercise of the exchange right under Article 5 of the Limited Partnership Agreement) in the follow ways:

(a)	The Shares may be transferred to a person that is simultaneously an Accredited Investor, a Qualified Purchaser and a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act (a “Qualified Institutional Buyer”) in a transaction that is not subject to registration under the Securities Act or any other applicable securities laws in a minimum amount of US$250,000; or

(b)	The Shares may be transferred in a transaction that is an “offshore transaction” as defined in Regulation S under the Securities Act.

Any other transfer of such Shares will be void.

6.5	Prior to any transfer of Shares pursuant to Section 6.4(a), both the transferor and transferee will deliver letters to the Partnership in the forms to be determined by the GP Board in its sole discretion (which is expected to be materially consistent with similar letters to be delivered with respect to the transfer of Shares represented by certificates to other investors that are U.S. Persons).

6.6	Prior to any transfer of Shares pursuant to Section 6.4(b), the transferor will deliver a letter to the Partnership substantially in the form to be determined by the GP Board in its sole discretion (which is expected to be materially consistent with similar letters to be delivered with respect to the transfer of Shares represented by certificates to other investors that are U.S. Persons).

6.7	Each Share certificate issued pursuant to the exercise of the exchange right under Article 5 of the Limited Partnership Agreement will include a legend to be determined by the GP Board in its sole discretion (which is expected to be materially consistent with legends included on certificates representing Shares issued to other investors that are U.S. Persons), which may only be removed if and upon being transferred pursuant to Section 6.4(b).

7.	Other Terms and Conditions.

7.1	Part of Limited Partnership Agreement. As between you and the Partnership, this letter will be considered to be part of the Limited Partnership Agreement and will be interpreted and administered accordingly. This letter may be amended by the General Partner, acting through the GP Board, in accordance with Section 13.4 of the Limited Partnership Agreement.

7.2	Amendment of Award Agreement. The General Partner, acting through the GP Board, may amend, alter, substitute, cancel or terminate this Agreement; provided, that no such amendment, alternation, substitution, cancellation or termination shall be made without any requisite approval of the PubCo shareholders if such approval is necessary to comply with any applicable legal or regulatory requirement (including, without limitation, as necessary to comply with any rules or regulations of the TSX-V); provided, further, that any such amendment, alternation, substitution, cancellation or termination that would materially and adversely affect your rights shall not to that extent be effective without your consent.

7.3	No Effect on At-Will Employment or Any Other Agreement. Nothing in this letter or your status as a Class B Limited Partner confers upon you any right to continued employment with the Partnership or affects any right that the Partnership may have to terminate your employment.

7.4	Right of Offset. The Partnership will have the right to offset against any distribution from the Partnership any outstanding amounts that you may then owe to the Partnership.

7.5	Nature of the Award Units. The Award Units constitutes special discretionary incentive compensation and will not be required to be taken into account in computing the amount of your salary or compensation for determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Partnership.

7.6	Non-Uniform Determinations. Determinations by the Partnership under this letter and other letter agreements with Class B Limited Partners do not need to be uniform and may be made selectively among Class B Limited Partners, whether or not such persons are similarly situated.

7.7	Governing Law. The validity, interpretation, construction and performance of this letter will be governed by the laws of the Cayman Islands without regard to its conflicts of law principles.

7.8	Arbitration. Any controversy or claim between you and the Partnership arising out of or relating to or concerning this letter will be settled by arbitration pursuant to Section 13.12 of the Limited Partnership Agreement.

*                                    *                                    *

If you agree, please sign a copy of this letter and return it to the undersigned. This letter, the grant of the Award Units and your admission to the Partnership will be effective upon the Partnership’s receipt of your signed counterpart of this signature page.

Very truly yours,

Galaxy Digital Holdings GP LLC, as General Partner of Galaxy Digital Holdings LP, for itself and as attorney for the Limited Partners of the Partnership. Executed as a Deed:
By:	/s/ Andrew Siegel
	Name:	Andrew Siegel
	Title:	Authorized Signatory

Number of Award Units granted hereby: 315,000 Profits

Interest Units Intending to be legally bound, I accept and agree to the terms of this letter and the Limited Partnership Agreement as of the date written on the first page. Executed as a Deed:
/s/ Christopher Ferraro
Christopher Ferraro

Witnessed:
By:	/s/ Brynn Mannino
Name: Brynn Mannino

ANNEX A

PROTECTIVE ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986 WITH RESPECT TO PROPERTY
CONSISTING OF INTERESTS IN GALAXY DIGITAL HOLDINGS LP

Pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation 1.83-2, the undersigned taxpayer (the “Taxpayer”) hereby elects to include in the Taxpayer’s gross income the excess, if any, of the fair market value of the Property (as defined below) at the time of transfer over the amount that the Taxpayer paid for the Property. The following information is furnished in accordance with Treasury Regulation 1.83-2(e).

1.	The name, address and social security number of the Taxpayer are as follows:

Name:	Christopher Ferraro
Address:	XXX X XXXX XXXXX, XXX XXX
XXX XXXX, XX

SSN:	XXX-XX-XXXX

2.	The property with respect to which the election is made (the “Property”) is described as follows: Subtype P Class B Units in Galaxy Digital Holdings LP (the “Partnership”).

3.	The election is made for the 2020 calendar year with respect to the Property. The date on which the Property was transferred is March 31, 2020.

4.	The Property, which is compensatory for the Taxpayer’s services to the Partnership, is subject to the following restrictions: it may not be sold, transferred or otherwise disposed of or hedged and may be forfeited if the Taxpayer ceases to be employed by the Partnership under certain circumstances. These restrictions will lapse upon the passage of a number of years and satisfaction of certain other conditions agreed between the Partnership and the Taxpayer.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction that by its terms will never lapse, of the Property is: $0.

6.	The amount (if any) paid for the Property is: $0.

The Taxpayer has submitted a copy of this statement to the Partnership. The Taxpayer understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Date:

Name:

ANNEX B

CONSENT BY SPOUSE

I acknowledge that I have read the Limited Partnership Agreement, dated as of ___________, 2019 (the “Limited Partnership Agreement”), of Galaxy Digital Holdings LP (the “Partnership”), and the letter granting Class B units to my spouse (the “Side Letter”). I am aware that my spouse has agreed to join and be bound by the Limited Partnership Agreement and the Side Letter and that, furthermore, under no circumstances may my spouse assign, pledge, transfer or hypothecate any interest in the Partnership without the consent of the General Partner of the Partnership, which the General Partner may withhold in its sole discretion. I approve of and agree to those terms and agree that I will not take any action to undermine or countermand them.

I further agree that in the event of my death or a dissolution of marriage or legal separation, if I have or receive any interest in the Partnership (a “Transferred Interest”): (a) I will not thereby become a Limited Partner in the Partnership, but rather solely an assignee of the Transferred Interest; (b) because the Transferred Interest is granted in consideration for continued services to the Partnership that I may not provide, the Transferred Interest will cease to accrue any additional value and may lose any value previously ascribed to it; and (c) if the Transferred Interest does not lose all value previously ascribed to it, the Partnership may, at any time, with or without notice, purchase the Transferred Interest and any associated rights from me.

This consent, including its existence, validity, construction and operating effect, is governed by and will be construed in accordance with the laws of the Cayman Islands, without regard to otherwise governing principles of choice of law or conflicts of law.

Date:

Name:

B-1

SCHEDULE 1

LIMITED PARTNERSHIP AGREEMENT
OF GALAXY DIGITAL HOLDINGS LP

Schedule 1-1